Exhibit 10(j)

September 25, 1998

Larry Rapp

Chief Financial Officer

LCA-Vision, Inc.

7840 Montgomery Road

Cincinnati, OH  45236

RE:

Amendment to tangible net worth covenant

Dear Larry,

This letter will serve as Provident Bank’s agreement to amend section 6.7 of the Loan and Security Agreement between LCA-Vision and the Bank dated June 29, 1998.

Effective immediately, section 6.7 is amended to read, “Maintain at all times a minimum consolidated Tangible Net Worth plus Subordinated Debt of not less than $14,000,000.” This letter will replace the previous letter amending the tangible net worth covenant dated August 14,

1998.

If you have any questions or require more information, please give me a call. Thank you for your help in this matter.

Sincerely,

/s/Rick Wirthlin

Rick Wirthlin

Vice President